Exhibit 99.3

Evolent Health Names Kim Keck To Board of Directors

Announces Cheryl Scott to Serve as Lead Independent Director

Washington, DC January 13, 2021 – Evolent Health, Inc. (NYSE: EVH), a health care company that delivers proven clinical and administrative solutions to payers and providers, today announced that Kim A. Keck has been appointed to its Board of Directors, effective immediately and will stand for election at the Company’s 2021 annual meeting of stockholders. Ms. Keck has more than 30 years’ experience in the health care industry and currently serves as President and Chief Executive Officer of the Blue Cross Blue Shield Association (BCBSA), a national federation of 36 independent, community-based and locally operated Blue Cross and Blue Shield companies that provide health care coverage for one in three Americans. Ms. Keck will fill the seat vacated by Bruce Felt, who has decided to retire from the Board effective January 11, 2021. As part of the Board’s succession plan, independent director Cheryl Scott will serve as Lead Independent Director following Mr. Felt’s retirement.

“Kim is a highly respected leader in the health care industry and we are very pleased to welcome such a seasoned executive to our Board,” said Evolent Health Executive Chairman and Co-Founder Frank Williams. “Our company is at an important inflection point, and we look forward to Kim’s valuable perspectives and insights as we execute on our next phase of profitable growth. We also welcome Cheryl Scott into the role of Lead Independent Director. Her independent counsel and deep industry expertise, as well as the active role she takes in engaging with all our shareholders, is key to the continued evolution of Evolent. Finally, I would like to thank Bruce Felt for his service. Bruce has been an outstanding board member and we appreciate his many significant contributions in helping guide Evolent to the strong position we are in today.”

"I am excited to join Evolent’s Board to help the Company achieve its mission of transforming the way care is delivered and experienced,” said Ms. Keck. “Evolent has a reputation as a valuable partner for payers and providers, which gives me confidence that it will be able to deliver on the opportunities still ahead. I look forward to working with its industry-leading team and my fellow independent directors to drive further growth in core services that address critical problems in health care.”

“Kim’s deep knowledge and track record within the health insurance payer community will be instrumental as we expand our core offerings in that market,” said Evolent's Chief Executive Officer and Co-Founder Seth Blackley. “We look forward to her contributions as we continue to execute our strategy to maximize shareholder value by growing our leading clinical and administrative solutions.”

Prior to becoming President and CEO of BCBSA in January 2021, Ms. Keck served as President and Chief Executive Officer of Blue Cross Blue Shield of Rhode Island since 2016. During her leadership at BCBSRI, she advanced a vision to lead a state of health and well-being across Rhode Island, putting the Plan’s 450,000 members at the center of BCBSRI’s strategic initiatives around cost and value stewardship, convenience, and comprehensive health. Previously, Ms. Keck held several leadership roles at Aetna from 2001 to 2016, including Senior Vice President from 2010 to 2016. Ms. Keck serves on the Board of Directors of Oak Street Health and the Blue Cross Blue Shield Association. She received a B.A.

in Mathematics from Boston College and an MBA in Finance from the University of Connecticut, and is a Chartered Financial Analyst.

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About Evolent Health
Evolent Health (NYSE: EVH) delivers proven clinical and administrative solutions that improve whole-person health while making health care simpler and more affordable. Our solutions encompass total cost of care management, specialty care management, and administrative simplification. Evolent serves a national base of leading payers and providers, is the first company to receive the National Committee for Quality Assurance's Population Health Program Accreditation, and is consistently recognized as a top place to work in health care nationally. Learn more about how Evolent is changing the way health care is delivered by visiting evolenthealth.com.

Contacts:

Chelsea Griffin
Investor Relations
919.817.8045
cgriffin@evolenthealth.com

Dan Paladino
Media Relations
571.306.3470
dpaladino@evolenthealth.com